Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Continued Profitability, Increased Quarterly Earnings, and New Branch Location

August 5, 2009

Fort Lee, NJ — Bancorp of New Jersey, Inc. (AMEX: BKJ), the holding company for Bank of New Jersey, reported second quarter net income of $191 thousand, or $0.04 per diluted share, compared to $102 thousand, or $0.02 per diluted share, for the same period in 2008. Net income for the first six months of 2009 was $307 thousand, or $0.06 per diluted share, as compared to $114 thousand, or $0.02 per diluted share, for the first six months of 2008. The net income for the quarter continued the profitability started by the bank during its third month of operations.

During the second quarter of 2009, non-interest expense reached $1.8 million, an increase of approximately $400 thousand, over the $1.4 million of non-interest expense during the second quarter of 2008. During the first half of 2009, non-interest expense reached $3.4 million compared to $2.7 million during the first half of 2008. These increases include the effect of an FDIC special assessment and increased FDIC insurance premiums, as well as expenses associated with expansion of the bank’s branch network.

Bancorp of New Jersey’s total assets grew to $306.8 million at June 30, 2009 compared to $304.1 million at December 31, 2008. The company experienced strong growth in its loans and reached $254.8 million at June 30, 2009 compared to $234.9 million at December 31, 2008, an increase of $19.9 million, or 8.5%. Total deposits increased to $257.4 million at June 30, 2009 from $254.0 million at December 31, 2008, an increase of $3.4 million, or 1.3%. Stockholders’ equity grew to $48.2 million at June 30, 2009 from $47.9 million at December 31, 2008. The growth in the loan portfolio and the overall growth in the core banking assets and liabilities represent a focus on balance sheet efficiency. The capital growth reflects management’s focus on safeguarding capital and enhancing shareholder value.

In June, 2009, the bank received regulatory approval to open a bank location at 104 Grand Avenue, Englewood, New Jersey. This location will be the bank’s seventh location and is expected to open during the first quarter of 2010.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank has branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, New Jersey.

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in our markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; customer acceptance of our products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions; and the extent and timing of legislative and regulatory actions and reforms; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2009	2008	2009	2008
Net Interest Income	$2,321	$1,668	$4,189	$3,182
Provision for loan losses	144	67	205	225
Noninterest Expense, net	1,850	1,422	3,447	2,734

Pretax Income	327	179	537	223
Tax Expense	136	77	230	109

Net Income	$191	$102	$307	$114

Basic Earnings per Share	$0.04	$0.02	$0.06	$0.02
Diluted Earnings per Share	$0.04	$0.02	$0.06	$0.02

Weighted Average Shares – Basic	5,069	4,995	5,068	4,988
Weighted Average Shares – Diluted	5,069	5,351	5,068	5,267

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2009	12/31/2008

Total Loans	$254,796	$234,936
Allowance for Loan Losses	2,576	2,371
Investment Securities	28,767	18,077
Total Assets	306,858	304,104
Total Deposits	257,369	254,006
Stockholders’ Equity	48,252	47,864